Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362
NewsRelease
TELEDYNE TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS
THOUSAND OAKS, Calif. – April 27, 2011 – Teledyne Technologies Incorporated (NYSE:TDY)
•	Record first quarter sales, earnings per share and operating margin

•	First quarter sales increased 15.6% to $468.1 million

•	Earnings from continuing operations increased 27.9% to $0.87 per share

•	Issuing full year 2011 earnings outlook of $3.25 to $3.32 per share

•	Completed the acquisition of DALSA Corporation

•	Completed the sale of our piston engines businesses in April 2011
Teledyne Technologies today reported first quarter 2011 sales of $468.1 million, compared with sales of $404.9 million for the first quarter of 2010. Net income attributable to Teledyne Technologies was $32.0 million ($0.86 per diluted share) for the first quarter of 2011, compared with $25.0 million ($0.68 per diluted share) for the first quarter of 2010, an increase of 28.0%. Net income attributable to Teledyne Technologies, excluding discontinued operations, was $32.5 million ($0.87 per diluted share) for the first quarter of 2011, compared with $25.0 million ($0.68 per diluted share) for the first quarter of 2010, an increase of 30.0%.
“We were pleased with our results, as both revenue and earnings increased substantially compared to last year,” said Robert Mehrabian, chairman, president and chief executive officer. “Beyond our strong financial performance, the strategic changes over the last several months are even more significant. Teledyne has steadily evolved over the last decade, but having divested our piston engine businesses and with the acquisition of DALSA, Teledyne is now truly an electronics, instrumentation and engineering company. The proportion of earnings generated from commercial markets and international customers continues to grow. For example, our instrumentation and imaging businesses provide proprietary products for global energy, water quality and industrial manufacturing applications. In addition, given our exposure to subsea oil exploration and production, Teledyne is positively leveraged to rising commodity costs.”

Review of Operations (Comparisons are with the first quarter of 2010, unless noted otherwise. The first quarter of 2010 results reflect a revised segment reporting structure and the classification of our piston engines businesses as a discontinued operation which was changed in the fourth quarter of 2010.)
Instrumentation
The Instrumentation segment’s first quarter 2011 sales were $157.9 million, compared with $134.4 million, an increase of 17.5%. First quarter 2011 operating profit was $32.0 million, compared with operating profit of $22.7 million, an increase of 41.0%.
The first quarter 2011 sales change resulted primarily from higher sales of marine and environmental instrumentation products. The higher sales of $18.5 million for marine instrumentation included improved sales of geophysical sensors for the energy exploration market, as well as increased sales of marine interconnect systems. The higher sales of $5.0 million for environmental instrumentation reflected improved sales for most product offerings. The increase in operating profit reflected the impact of higher sales and ongoing cost reductions and product mix differences.
Digital Imaging
The Digital Imaging segment’s first quarter 2011 sales were $66.2 million, compared with $29.8 million, an increase of 122.1%. Operating profit was $3.9 million for the first quarter of 2011, compared with operating profit of $2.2 million, an increase of 77.3%.
The 2011 sales increase included $32.4 million in revenue from the February 12, 2011, acquisition of DALSA Corporation (“DALSA”) and $1.5 million in revenue from the June 7, 2010, acquisition of Optimum Optical Systems, Inc. (“Optimum”), as well as higher organic sales. The increase in operating profit reflected the impact of higher sales, partially offset by $1.6 million in intangible asset amortization and $2.0 million in acquisition expenses for the DALSA acquisition.
Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s first quarter 2011 sales were $166.9 million, compared with $149.9 million, an increase of 11.3%. Operating profit was $21.6 million for the first quarter of 2011, compared with operating profit of $15.6 million, an increase of 38.5%.
The 2011 sales increase resulted from $14.0 million of higher sales of microwave devices and interconnects, as well as increased sales of $8.4 million from avionics products and electronic relays, partially offset by a reduction of $5.4 million in sales of electronic manufacturing services. The increased sales included sales of $9.9 million from the Paradise Datacom and Labtech divisions of Intelek plc (“Intelek”) acquired in July 2010. The increase in operating profit reflected the impact of higher sales, cost reductions and product mix.
Engineered Systems
The Engineered Systems segment’s first quarter 2011 sales were $77.1 million, compared with $90.8 million, a decrease of 15.1%. Operating profit was $6.6 million for the first quarter 2011, compared with operating profit of $6.9 million, a decrease of 4.3%.

The first quarter 2011 sales decrease primarily reflected lower sales from engineered products and services, including lower sales for space and defense programs, as well as lower sales of energy systems, partially offset by $3.5 million in sales from the July 2010 acquisition of the CML division of Intelek and higher sales of turbine engines for the Joint Air-to-Surface Standoff Missile (“JASSM”) program. Operating profit in the first quarter of 2011 reflected the impact of lower sales and higher pension expense, partially offset by the impact of higher margins for engineered products and services and turbine engines. Operating profit included pension expense of $1.3 million in the first quarter of 2011, compared with $0.4 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $2.2 million in the first quarter of 2011, compared with $1.8 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.
Discontinued Operations
In December 2010, we entered into an agreement to sell our general aviation piston engines businesses, which comprised the former Aerospace Engines and Components segment, to Technify Motor (USA) Inc., a subsidiary of China-based AVIC International Holding Corporation, for $186.0 million in cash, prior to customary working capital adjustments. We have restated prior year financial data to classify this segment as a discontinued operation. The sale closed on April 19, 2011. The operating assets and liabilities of Aerospace Engines and Components segment have been reclassified as assets and liabilities of discontinued operations and are included in current assets and in current liabilities on the balance sheet for 2011 and 2010, respectively.
Additional Financial Information
Cash Flow
Cash provided by operating activities from continuing operations was $6.6 million for the first quarter of 2011, compared with $4.5 million. The higher cash provided by operating activities from continuing operations in the first quarter of 2011 reflected the impact of higher net income, the inclusion of cash flow from acquisitions and the timing of accounts receivable receipts, partially offset by a $37.0 million contribution to the domestic pension plan in the first quarter of 2011, compared with no contribution to the domestic pension plan for the first quarter of 2010. Free cash flow from continuing operations (cash from operating activities less capital expenditures) was $0.1 million for the first quarter of 2011, compared with a use of cash of $0.4 million and reflected higher cash provided by operating activities, partially offset by higher capital spending. At April 3, 2011, total debt was $580.2 million, which included $250.0 million in senior notes, as well as $313.5 million drawn on available credit lines and $16.7 million in capital lease obligations. Cash and cash equivalents were $29.9 million at April 3, 2011. The company received $5.7 million from the exercise of employee stock options in the first quarter of 2011, compared with $1.0 million. Capital expenditures for the first quarter of 2011 were $6.5 million, compared with $4.9 million. Depreciation and amortization expense for the first quarter of 2011 was $13.9 million, compared with $10.6 million.
On February 12, 2011, Teledyne acquired all of the issued and outstanding DALSA shares for CAD $18.25 in cash for each DALSA share. The aggregate value of the transaction is $339.5 million, taking into account DALSA’s stock options and net cash as of February 12, 2011. DALSA, headquartered in Waterloo, Ontario, Canada, designs, develops, manufactures and markets digital imaging products and semiconductors. On March 31, 2011, DALSA acquired a minority interest in Optech Incorporated, a laser-based survey and digital imaging company for $18.9 million. In addition, on March 17, 2011, a subsidiary of Teledyne acquired a majority interest in Nova Sensors for $5.1 million. Nova Sensors designs integrated circuits, highly-integrated camera electronics, and manufactures compact mid-wave and short-wave infrared camera systems. The acquisitions were funded from borrowing under Teledyne’s credit facility and cash on hand. In February 2011, we refinanced our prior $590.0 million credit facility by terminating the facility and entering into a new facility that has lender commitments totaling $550.0 million. The new facility has a termination date of February 25, 2016. The new facility requires the Company to comply with various financial and operating covenants, including maintaining certain consolidated leverage and interest coverage ratios. Excluding interest and fees, no payments are due under the $550.0 million facility until it matures. On April 19, 2011, Teledyne completed the sale of its piston engines businesses for $186.0 million in cash, prior to customary working capital adjustments. The proceeds from the sale were used to pay down debt on the company’s credit facility, as well as to make a voluntary $32.0 million cash contribution to the domestic qualified pension plan.
Free Cash Flow(a)

	First	First
	Quarter	Quarter
(in millions, brackets indicate use of funds)	2011	2010
Cash provided by operating activities from continuing operations	$6.6	$4.5
Capital expenditures for property, plant and equipment	(6.5)	(4.9)

Free cash flow	0.1	(0.4)
Pension contributions, net of tax (b)	24.0	—

Adjusted free cash flow	$24.1	$(0.4)

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of pension contributions on a net of tax basis. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow, including the impact of voluntary and required pension contributions.

(b)	All cash pension contributions were voluntary.
Pension
Pension expense was $2.8 million for the first quarter of 2011 compared with $1.2 million. Pension expense allocated to contracts pursuant to CAS was $3.0 million for the first quarter of 2011 compared with $2.4 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.
Income Taxes
The effective tax rate for the first quarter of 2011 was 35.0% compared with 37.0%. The decrease primarily reflected a change in the proportion of domestic and international income.
Stock Option Compensation Expense
For the first quarter of 2011, the company recorded a total of $1.4 million in stock option expense, of which $0.5 million was recorded as corporate expense and $0.9 million was recorded in the operating segment results. For the first quarter of 2010, the company recorded a total of $1.3 million in stock option expense, of which $0.5 million was recorded as corporate expense and $0.8 million was recorded in the operating segment results.

Other
Interest expense, net of interest income, was $4.4 million for the first quarter of 2011, compared with $1.0 million, and reflected both higher debt levels and higher average interest rates. Corporate expense was $9.3 million for the first quarter of 2011, compared with $7.4 million, and reflected higher professional fees expense and higher compensation accruals.
Outlook
Based on its current outlook, the company’s management believes that second quarter 2011 earnings per diluted share will be in the range of approximately $0.76 to $0.80, excluding the impact of the sale of our piston engines businesses. The full year 2011 earnings per diluted share outlook is expected to be in the range of approximately $3.25 to $3.32, excluding the impact of the sale of our piston engines businesses. The company’s estimated effective tax rate for 2011 is expected to be 35.0%.
For the full year 2011, we expect organic sales growth in our Instrumentation segment in both marine and environmental products. We also expect 2011 sales growth in the Aerospace and Defense Electronics segment due to the 2010 acquisition of the Paradise Datacom and Labtech divisions of Intelek, as well as higher avionics product sales. Digital Imaging sales will be higher in 2011, reflecting the DALSA acquisition. Engineered Systems sales are projected to be flat or decline slightly.
Interest expense is expected to be higher in 2011 due to higher debt levels due to acquisitions and higher average interest rates.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, directly and indirectly relating to growth opportunities. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results: including disruptions in the global economy; changes in the insurance and credit markets; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; continued liquidity of our suppliers and customers (including commercial and aviation customers); availability of credit to our suppliers and customers; a potential decrease in offshore oil production and exploration activity due to April 2010 oil spill in the Gulf of Mexico; and changes in demand for products sold to or through Japan as a result of the recent earthquake and related events. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, could negatively affect our businesses that supply the oil and gas industry. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Changes in the policies of U.S. and foreign governments could result, over time, in reductions and realignment in defense or other government spending and further changes in programs in which the company participates, including anticipated reductions in the company’s missile defense engineering services and NASA programs.
The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
Teledyne Technologies’ growth strategy includes possible acquisitions. The company cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and retain customers and to achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses outside of the United States, including those arising from U.S. and foreign government policy changes or actions and exchange rate fluctuations.
Anticipated benefits of the recent DALSA acquisition are subject to numerous risks and uncertainties, including Teledyne’s ability to integrate the acquired operations, retain customers and achieve operating synergies, the ability of DALSA to develop and market new products, the operating results of DALSA being lower than anticipated, and unexpected acquisition-related costs and expenses.
With the recently completed acquisition of DALSA and the completion of the divestiture of our piston engines businesses, the Company’s risk profile has changed, and may differ materially from prior years.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2010 Annual Report on Form 10-K. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ first quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, April 27, 2011. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Wednesday, April 27, 2011.

Investor Contact:	Jason VanWees
(805) 373-4542

Media Contact:	Robyn McGowan
(805) 373-4540
###

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED
APRIL 3, 2011 AND APRIL 4, 2010
(Unaudited, - in millions, except per share amounts)

	First	First
	Quarter	Quarter
	2011	2010
Net sales	$468.1	$404.9
Costs and expenses:
Costs of sales	313.1	287.8
Selling, general and administrative expenses	100.3	77.1

Total costs and expenses	413.4	364.9

Income before other income and (expense) and taxes	54.7	40.0
Other income (expense), net	(0.3)	0.7
Interest expense, net	(4.4)	(1.0)

Income from continuing operations before income taxes	50.0	39.7
Provision for income taxes	17.5	14.7

Net income from continuing operations	32.5	25.0
Loss from discontinued operations, net of income taxes	(0.5)	—

Net income attributable to Teledyne Technologies	$32.0	$25.0

Diluted earnings per common share:
Continuing operations	$0.87	$0.68
Discontinued operations, net of income taxes	(0.1)	—

Net income attributable to Teledyne Technologies	$0.86	$0.68

Weighted average diluted common shares outstanding	37.2	36.8

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE THREE MONTHS ENDED
APRIL 3, 2011 AND APRIL 4, 2010
(Unaudited, - in millions)

	First	First
	Quarter 2011	Quarter 2010	% Change
Net sales:
Instrumentation	$157.9	$134.4	17.5%
Digital Imaging	66.2	29.8	122.1%
Aerospace and Defense Electronics	166.9	149.9	11.3%
Engineered Systems	77.1	90.8	(15.1)%

Total net sales	$468.1	$404.9	15.6%

Operating profit and other segment income:
Instrumentation	$32.0	$22.7	41.0%
Digital Imaging	3.9	2.2	77.3%
Aerospace and Defense Electronics	21.6	15.6	38.5%
Engineered Systems	6.6	6.9	(4.3)%

Segment operating profit and other segment income	$64.1	$47.4	35.2%
Corporate expense	(9.4)	(7.4)	27.0%
Other income (expense), net	(0.3)	0.7	*
Interest expense, net	(4.4)	(1.0)	*

Income from continuing operations before income taxes	50.0	39.7	25.9%
Provision for income taxes	17.5	14.7	19.0%

Net income from continuing operations	32.5	25.0	30.0%
Loss from discontinued operations, net of income taxes	(0.5)	—	*

Net income attributable to Teledyne Technologies	$32.0	$25.0	28.0%

*	percentage change not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Current period unaudited – in millions)

	April 3,	January 2,
	2011	2011
ASSETS
Cash and cash equivalents	$29.9	$75.1
Accounts receivable, net	301.1	254.8
Inventories, net	214.8	172.3
Deferred income taxes, net	23.4	28.4
Prepaid expenses and other assets	36.9	42.3
Assets of discontinued operations held for sale	78.9	75.1

Total current assets	685.0	648.0

Property, plant and equipment, net	255.3	203.4
Goodwill and acquired intangible assets, net	933.0	660.2
Cost basis investments	26.5	7.6
Other assets, net	55.0	38.6

Total assets	$1,954.8	$1,557.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$124.1	$100.6
Accrued liabilities	178.2	177.3
Current portion of long-term debt and capital leases	1.6	2.0
Liabilities of discontinued operations held for sale	62.2	61.3

Total current liabilities	366.1	341.2

Long-term debt and capital lease obligations	578.6	265.3
Other long-term liabilities	162.0	164.3

Total liabilities	1,106.7	770.8
Total stockholders’ equity	848.1	787.0

Total liabilities and stockholders’ equity	$1,954.8	$1,557.8

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF QUARTERLY SEGMENT NET SALES AND OPERATING PROFIT (LOSS)
FOR FISCAL YEAR 2010
REFLECTS THE SEGMENT REALIGNMENT
(Unaudited - in millions)

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
	2010	2010	2010	2010	2010
Net sales:
Instrumentation	$134.4	$148.2	$142.5	$148.1	$573.2
Digital Imaging	29.8	29.6	30.9	32.2	122.5
Aerospace and Defense Electronics	149.9	150.4	155.5	158.9	614.7
Engineered Systems	90.8	79.8	80.9	82.3	333.8

Total net sales	$404.9	$408.0	$409.8	$421.5	$1,644.2

Operating profit (loss) and other segment income:
Instrumentation	$22.7	$31.5	$28.8	$30.9	$113.9
Digital Imaging	2.2	1.5	1.9	(0.4)	5.2
Aerospace and Defense Electronics	15.6	9.9	13.5	18.8	57.8
Engineered Systems	6.9	7.2	8.2	8.1	30.4

Segment operating profit and other segment income	$47.4	$50.1	$52.4	$57.4	$207.3

In the fourth quarter of 2010, we realigned and changed our reporting structure of some of our reportable business units. Our former Electronics and Communications segment is now reported as three separate segments, Instrumentation, Digital Imaging and Aerospace and Defense Electronics. The businesses that had comprised the Energy and Power Systems segment are now reported as part of the Aerospace and Defense Electronics and the Engineered Systems segments. Our battery products business, with revenues of $15.5 million in fiscal year 2010, is now part of the Aerospace and Defense Electronics segment and the on-site gas and power generation systems and the turbine engines businesses, with combined revenues of $53.9 million in fiscal year 2010, are now part of the Engineered Systems segment. Our previously reported segment data have been restated to reflect this revised reporting structure and the classification of our piston engines businesses as a discontinued operation.